EXHIBIT 10.34

October 7, 2003

Via Facsimile (847/279-6123) and
Certified Mail/Return Receipt Requested

Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
Attention: President

Re: Limited Waiver

Ladies and Gentlemen:

     Reference is hereby made to that certain Convertible Bridge Loan and Warrant Agreement dated as of July 12, 2001, as amended from time to time (collectively, the “Loan Agreement”), by and between Akorn, Inc., a Louisiana corporation (“Borrower”), and The John N. Kapoor Trust Dated September 20, 1989 (the “Lender”), pursuant to which the Lender made certain loans and other extensions of credit available to Borrower evidenced by (a) that certain Convertible Promissory Note dated as of July 12, 2001, in favor of the Lender in the original principal amount of $3,000,000; and (b) that certain Convertible Promissory Note dated as of July 12, 2001, in favor of the Lender in the original principal amount of $2,000,000. Terms not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

     In connection with Borrower’s defaults under the Agreement on or prior to the date hereof, subject to Borrower’s execution of the amendment attached hereto as Exhibit A, the Lender hereby waives (i) all defaults by Borrower under the Loan Agreement including, without limitation, Sections 9(c) and 9(e) thereof, and (ii) all default interest that has accrued under the Notes as a result of such defaults.

     The limited waiver set forth above shall be limited precisely as written and shall not be construed to constitute a waiver for any other purpose or otherwise be deemed an amendment of the Agreement. Except as otherwise provided herein, all terms and conditions of the Agreement shall remain in full force and effect and the parties shall have all of the rights and remedies thereunder.

Sincerely, THE JOHN N. KAPOOR TRUST DATED SEPTEMBER 20, 1989
By:	/s/ John N. Kapoor

Name:

Title:

cc:	Neopharm, Inc. (via facsimile, 847/295-8854) Dana S. Armagno, Esq.